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                                                               Exhibit (b)(5)(l)


                                 AMENDMENT TO
                             SUBADVISORY AGREEMENT
                             NORTH AMERICAN FUNDS


     AMENDMENT  made as of this 1st day of October 1996 to the Subadvisory
                                ---        -------    -
Agreement dated January 4, 1996 (the "Agreement"), between NASL Financial Services, Inc., a Massachusetts corporation (the "Adviser"), and Founders Asset Management, Inc., a Delaware Corporation (the "Subadvisers"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.  CHANGE IN APPENDIX A

     Providing for the appointment and compensation of the Subadviser for the new Balanced Portfolio. Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended by adding an additional portfolio to Appendix A as follows:

     1. Balanced Portfolio: .325% of the first $50,000,000, .275% between $50,000,000 and $200,000,000, .225% between $200,000,000 and $500,000,000 and .150% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

2.   SUBADVISORY AGREEMENT

     In all other respects, the Agreement is confirmed and remains in full force and effect.

3.  EFFFECTIVE DATE

     This Amendment shall become effective with respect to the Balanced Portfolio on the date of its execution.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


NASL Financial Services, Inc.


By:  Richard C. Hirtle
     ----------------------------
     Vice President and Treasurer

By:  James D. Gallagher
     ----------------------------
     Vice President, Secretary and General Counsel

Founders Asset Management, Inc.



By:  David L. Ray
     ----------------------------
     Vice President & Treasurer